  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT PURSUANT
TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

     Date of report (Date of earliest event reported)

September 29, 2004

Gables Realty Limited Partnership
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-22683	58-2077966
(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 510 Boca Raton, FL	33431
(Address of Principal Executive Officer)	(Zip Code)

(561) 997-9700
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁪     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁪     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁪     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁪     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
        (17 CFR 240.13e-4(c))

Item 2.03        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 29, 2004, we entered into a $100 million secured debt arrangement with Prudential Retirement Insurance and Annuity Company, an affiliate of Prudential Insurance Company of America.  The proceeds of such loan were used to paydown borrowings under our unsecured variable-rate credit facilities.

The $100 million loan bears interest at a fixed rate of 4.37% and matures October 5, 2009.  After giving effect to the amortization of upfront financing costs, the all-in rate of the loan is approximately 4.6%.  There are no principal amortization payment requirements and the loan is secured by five wholly-owned assets.

The $100 million loan is non-recourse.  However, there is recourse liability for an initial amount of $950,000 with such amount increasing by $950,000 each time a three-month period expires during the term of the loan for a maximum amount of $19 million at maturity.  The loan contains a prepayment option typical for this type of borrowing.  In addition, the loan provides us with the ability to substitute collateral.

The loan contains representations, financial and other affirmative and negative covenants, events of default and remedies typical for this type of borrowing, including the following limitations on the incurrence of indebtedness:  (1) a maximum leverage ratio of 60% of total assets; (2) a minimum debt service coverage ratio of 1.50:1; (3) a maximum secured debt ratio of 40% of total assets; and (4) a minimum amount of unencumbered assets of 150% of total unsecured debt.  These limitations are consistent with the terms of our publicly traded and other unsecured fixed-rate indebtedness.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GABLES REALTY LIMITED PARTNERSHIP

By:  Gables GP, Inc.
Its:  General Partner
Date: October 5, 2004

By:    /s/ Marvin R. Banks, Jr.

Marvin R. Banks, Jr.
Senior Vice President and Chief Financial Officer